Filed Pursuant to Rule 424(b)(5)
Registration No. 333-215763

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Maximum Offering Price per Note	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
3.125% Notes due 2029	$562,590,000	99.879%	$561,909,266	$65,126

(1)	£450,000,000 aggregate principal amount of the 3.125% Notes due 2029 will be issued. The amount to be registered and maximum aggregate offering price are based on a sterling/U.S. dollar exchange rate of £1.00 = U.S. $1.2502 as of February 10, 2017 and as announced by the U.S. Federal Reserve Board.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 27, 2017)

£450,000,000

McKesson Corporation

3.125% Notes due 2029

The 3.125% notes due 2029, which we refer to as the “notes,” will mature on February 17, 2029. We will pay interest on the notes on February 17 of each year, beginning February 17, 2018. We may redeem the notes in whole at any time or in part from time to time prior to maturity at the redemption prices set forth under “Description of Notes—Optional Redemption.” In addition, we may redeem the notes at our option, in whole, but not in part, at any time prior to maturity at a price equal to 100% of the outstanding principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date, if certain tax events occur that would obligate us to pay additional amounts as described under “Description of Notes—Payment of Additional Amounts.” If a change of control triggering event occurs, unless we have previously exercised our optional redemption right, we will be required to offer to repurchase the notes from the holders for cash. See “Description of Notes—Change of Control.”

The notes will be our unsecured senior obligations and rank equally with all our existing and any future unsecured senior indebtedness. The notes will be issued only in registered book-entry form and in denominations of £100,000 and integral multiples of £1,000 thereafter.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-6 in this prospectus supplement and the risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents and reports we file with the Securities and Exchange Commission (“SEC”) that are incorporated by reference into this prospectus supplement or the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per note	Total
Public offering price(1)	99.879%	£449,455,500
Underwriting discount	0.500%	£2,250,000
Proceeds, before expenses, to McKesson(1)	99.379%	£447,205,500

(1)	Plus accrued interest from February 17, 2017 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange. We expect trading in the notes on the New York Stock Exchange (“NYSE”) to begin less than 30 days after the original issue date, but such listing application is subject to review by the NYSE. If such listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time.

The notes will be ready for delivery in book-entry form on or about February 17, 2017 only through the facilities of Clearstream Banking, S.A. (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”).

Joint Book-Running Managers

Barclays	Deutsche Bank	MUFG	UniCredit Bank

Senior Co-Managers

BofA Merrill Lynch	Citigroup	Goldman, Sachs & Co.	J.P. Morgan	Wells Fargo Securities

Co-Managers

BNP PARIBAS	HSBC	Scotiabank	TD Securities	US Bancorp

DNB Markets	ING	NatWest Markets	PNC Capital Markets LLC	Rabobank	The Williams Capital Group, L.P.

February 13, 2017

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus, provides a more general description of the terms and conditions of the various securities we may offer under our registration statement, some of which does not apply to this offering. If the description of this offering and the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety. They contain information that you should consider when making your investment decision.

We have not, and the underwriters have not, authorized any other person, including any dealer, salesperson or other individual, to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and the documents and reports incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

Notice to Prospective Investors in the European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a prospectus or a supplemental prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of notes to the public in the European Economic Area (“EEA”) will be made pursuant to an exemption under Article 3 of the Prospectus Directive from the requirement to produce a prospectus in connection with such offers of notes to the public.

For the purposes of this restriction, the expression an “offer of notes to the public” in relation to the notes in any Member State of the EEA that has implemented the Prospectus Directive (each, a “Relevant Member State”) means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same

S-ii

may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

IN CONNECTION WITH THE ISSUE OF THE NOTES, MUFG SECURITIES EMEA PLC, ACTING IN ITS CAPACITY AS STABILIZATION MANAGER (THE “STABILIZATION MANAGER”) OR PERSONS ACTING ON BEHALF OF THE STABILIZATION MANAGER MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZATION MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZATION MANAGER) WILL UNDERTAKE STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZATION MANAGER (OR PERSON(S) ACTING ON BEHALF OF THE STABILIZATION MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Some of these statements can be identified by use of forward-looking words such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans” or “estimates,” or the negative of these words, or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, or implied. Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, the factors discussed under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in other information contained in our publicly available SEC filings and press releases. You should not consider this list to be a complete statement of all potential risks and uncertainties. You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date such statements were first made. Except to the extent required by federal securities laws, we undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

S-iv

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the historical financial statements and notes to those financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read the information set forth under the heading “Risk Factors” herein for more information about important risks that you should consider before investing in the notes. Except as otherwise indicated, all references in this prospectus supplement to “McKesson,” “the company,” “we,” “our” and “us” refer to McKesson Corporation and its consolidated subsidiaries. The symbol “$” refers to U.S. dollars, unless otherwise indicated. The symbol “£” and references to “sterling” refer to the lawful currency of the United Kingdom. The symbol “€ ” and references to “euro” refer to the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended.

McKesson Corporation

McKesson Corporation (NYSE: MCK), ranked 5th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. We partner with payers, hospitals, physician offices, pharmacies, pharmaceutical companies, and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. We help our customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services.

We operate our business through two segments: McKesson Distribution Solutions and McKesson Technology Solutions.

Our Distribution Solutions segment distributes branded and generic pharmaceutical drugs and other healthcare-related products worldwide and provides practice management, technology, clinical support and business solutions to community-based oncology and other specialty practices. This segment also provides specialty pharmaceutical solutions for pharmaceutical manufacturers including offering multiple distribution channels and clinical trial access to our network of oncology physicians. It also provides medical-surgical supply distribution, equipment, logistics and other services to healthcare providers within the United States. Additionally, this segment operates retail pharmacies in Europe and supports independent pharmacy networks within North America. It also sells financial, operational and clinical solutions to pharmacies (retail, hospital, alternate site) and provides consulting, outsourcing and other services.

The Technology Solutions segment delivers enterprise-wide clinical, patient care, financial, supply chain and strategic management technology solutions, as well as connectivity, outsourcing and other services, including remote hosting and managed services, to healthcare organizations. On June 28, 2016, we entered into a contribution agreement with Change Healthcare, a Delaware corporation, and others to form a joint venture into which we will contribute the majority of our Technology Solutions businesses and Change Healthcare will contribute substantially all of its businesses. Subject to satisfaction of certain customary closing conditions, the transaction is expected to close in the first half of calendar year 2017. Upon formation of the new company, we and Change Healthcare are expected to own approximately 70% and 30% of the new company, respectively.

Our principal executive offices are located at McKesson Plaza, One Post Street, San Francisco, California 94104. Our telephone number is (415) 983-8300.

Recent Developments

Concurrent Offering

On February 13, 2017, we announced an offering of €600,000,000 0.625% Notes due 2021 and €600,000,000 1.500% Notes due 2025 (the “euro notes”) in an underwritten public offering pursuant to a separate prospectus supplement (the “concurrent offering”). Closing of the concurrent offering is subject to customary conditions precedent. The completion of this offering is not conditioned upon the successful completion of the concurrent offering. We cannot assure that the concurrent offering will be completed. This prospectus supplement is not, and should not be construed as, an offer of any securities other than the notes.

Shareholder Derivative Complaint

On January 31, 2017, a purported shareholder derivative complaint (Silverman v. McKesson Corporation et.al., No. 3:17-cv-00494-LB) was filed in the United States District Court for the Northern District of California against certain directors and officers of the Company. The complaint also names the Company as a nominal defendant. The complaint asserts that the defendants violated their respective fiduciary duties of care, loyalty and good faith to the Company and were unjustly enriched, in each case by disseminating allegedly materially misleading and inaccurate information about the Company through public disclosures and allegedly failing to implement and monitor internal controls relating to the claims underlying the Company’s previously-announced agreement with the Drug Enforcement Administration, Department of Justice and various U.S. Attorney’s offices to settle certain potential administrative and civil claims relating to investigations about the Company’s suspicious order reporting practices for controlled substances. The complaint seeks unspecified damages including restitution and disgorgement of all profits, benefits and other compensation obtained by the defendants from the Company, as well as attorneys’ fees.

THE OFFERING

Issuer	McKesson Corporation

Notes Offered	£450,000,000 aggregate principal amount of 3.125% notes due 2029.

Maturity Date	February 17, 2029.

Interest Rate	3.125% per year.

Interest Payment Dates	Interest will be paid on February 17 of each year, beginning on February 17, 2018. Interest on the notes will accrue from February 17, 2017.

Use of Proceeds	We estimate that we will receive approximately $557.9 million from the sale of the notes and that we will receive approximately $1.265 billion from the sale of the euro notes in the concurrent offering, in each case after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent offering, for general corporate purposes, including repayment of $500 million aggregate principal amount of our 5.70% Notes due March 1, 2017, $700 million aggregate principal amount of our 1.29% Notes due March 10, 2017 and €500 million aggregate principal amount of our 4.50% Bonds due April 26, 2017. See “Use of Proceeds” and “Capitalization.”

Optional Redemption	We may redeem the notes for cash in whole, at any time, or in part, from time to time, prior to maturity, at the redemption prices set forth under “Description of Notes—Optional Redemption.”

Optional Tax Redemption	We may redeem in whole, but not in part, the notes at the redemption price of 100% of their outstanding principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, if certain tax events occur that would obligate us to pay additional amounts as described under “Description of Notes—Payment of Additional Amounts.”

Change of Control	Upon the occurrence of both (1) a change of control of us and (2) a downgrade of the notes below an investment grade rating by each of Fitch Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services (or, if applicable, a replacement rating agency) within a specified period, unless we have previously exercised our optional redemption right with respect to the notes in whole, we will be required to offer to repurchase the notes at a price equal to 101% of the then outstanding principal amount of the notes, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes—Change of Control.”

Certain Covenants	The indenture that will govern the notes will include certain covenants, including limitations on our ability to:

•	create liens on our assets and those of certain of our subsidiaries;

•	enter into sale and lease-backs with respect to our properties; and

•	merge or consolidate with another entity.

These covenants are each subject to a number of important exceptions, limitations and qualifications that are described under “Description of Notes—Certain Covenants.”

Ranking	The notes will be our unsecured senior obligations and will rank equally with all our existing and any future unsecured and unsubordinated indebtedness from time to time outstanding.

Additional Amounts	We will, subject to certain exceptions and limitations, pay additional amounts as are necessary in order that the net payment of the principal of, premium, if any, and interest in respect of the notes to a holder who is not a United States person (as defined under “Description of Notes—Payment of Additional Amounts”), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivisions or taxing authority thereof or therein having power to tax), will not be less than the amount provided in such notes to be then due and payable.

Currency of Payment	All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the notes, will be made in sterling; provided that if sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until sterling is again available to us or so used. In such circumstances, the amount payable on any date in sterling will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/sterling exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for sterling. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default (as defined in the indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. See “Currency Conversion” and “Description of Notes—Issuance in Sterling.”

Additional Issues	We may create and issue additional notes with the same terms (except for the issue date, the public offering price and, under certain circumstances, the first interest payment date) as the notes so that such additional notes shall be consolidated and form a single series with the notes.

Listing	We intend to apply to list the notes on the New York Stock Exchange (“NYSE”). The listing application will be subject to approval by the NYSE. If the application is approved, we expect trading of the notes on the NYSE to begin less than 30 days after the original issue date of the notes. If such listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time.

Form of Notes	The notes will be issued as one or more global notes registered in the name of Elavon Financial Services DAC, or a nominee thereof, as common depositary for Euroclear and Clearstream, for the accounts of its direct and indirect participants. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Description of Notes—Book-Entry, Delivery and Form.”

Trustee	Wells Fargo Bank, National Association

Paying Agent	Elavon Financial Services DAC

Registrar and Transfer Agent	U.S. Bank National Association

Governing Law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

ISIN	XS1567174526

Common Code	156717452

RISK FACTORS

An investment in the notes involves a degree of risk. You should carefully consider the risks and uncertainties described below and other information contained in this prospectus supplement and the accompanying prospectus and the documents and reports incorporated by reference herein and therein before you decide whether to invest in the notes. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, incorporated by reference herein, as such may be updated in any future filings we make under the Exchange Act. If any of the risk factors were to occur, our business, financial condition, results of operations and liquidity could be materially adversely affected. This may adversely affect our ability to pay interest on the notes or repay the principal when due, and you may lose part or all of your investment.

Risks Related to the Notes

The notes are unsecured, rank equally with all of our other unsecured and unsubordinated debt, are effectively subordinated to our secured debt and are structurally subordinated to all liabilities of our subsidiaries.

The notes are direct unsecured obligations of McKesson Corporation exclusively, and not the obligation of any of our subsidiaries. The notes will (i) rank equally with all of our other existing and any future unsecured and unsubordinated indebtedness, (ii) be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that other indebtedness, and (iii) be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries. Our rights and the rights of any holder of the notes (or our other creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred equity holders (if any), except to the extent that we may be a creditor with recognized claims against the subsidiary.

Holders of our secured indebtedness will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets or any pledged capital stock in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets and any pledged capital stock that constitute their collateral. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under any credit facility to which we may be a party that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes or substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under any credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under any credit facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under any credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under any credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the assets securing the debt. Because the indenture governing the notes, the indentures governing our notes that are currently outstanding and the agreements governing any credit facility will have customary cross-default provisions, if the indebtedness under the notes or under any credit facility or any of our other facilities is accelerated, we may be unable to repay or finance the amounts due.

If an active trading market does not develop for the notes you may not be able to resell them.

Prior to this offering, there was no public market for the notes and we cannot assure you that an active trading market will develop for the notes. Although we intend to apply for listing of the notes for trading on the New York Stock Exchange, no assurance can be given that the notes will become or will remain listed. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in these notes after this offering is completed. However, the underwriters may cease their market-making at any time.

If trading markets do develop, changes in our ratings or the financial markets could adversely affect the market prices of the notes.

The market prices of the notes will depend on many factors, including, but not limited to, the following:

•	ratings on our debt securities assigned by rating agencies;

•	the time remaining until maturity of the notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

Rating agencies continually review the ratings they have assigned to companies and debt securities. Negative changes in the ratings assigned to us or our debt securities could have an adverse effect on the market prices of the notes.

The indenture will not restrict the amount of additional indebtedness that we may incur.

The notes and the indenture under which the notes will be issued will not place any limitation on the amount of unsecured indebtedness that may be incurred by us. Our incurrence of additional indebtedness may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, increasing the amount of indebtedness ranking equal or (if secured) effectively senior to the notes in the event of our bankruptcy or insolvency, resulting in a loss in the trading value of your notes, if any, and increasing the risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes, each holder of the notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes as required and any other indebtedness that may be required to be repaid or repurchased as a result of such event. Our failure to repurchase the notes as required under the indenture that will govern the notes would result in an event of default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.”

Under clause (3) of the definition of “Change of Control” described under “Description of Notes—Change of Control,” a change of control will occur on the first day on which a majority of our directors are not “Continuing Directors.” In a decision in connection with a proxy contest, the Court of Chancery of Delaware has suggested that the occurrence of a change of control under an indenture provision similar to ours may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “Continuing Directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. The Court also suggested that there may be a possibility that an issuer’s obligation to repurchase its outstanding debt securities upon a change of control triggered by a failure to have a majority of “Continuing Directors” may be unenforceable on public policy grounds.

An investment in the notes by a purchaser whose home currency is not sterling entails significant risks.

All payments of interest and premium, if any, on and the principal of the notes and any redemption price for the notes will be made in sterling. An investment in the notes by a purchaser whose home currency is not sterling entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and sterling and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between sterling and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of sterling against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder. This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than an investor’s home currency. Investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain sterling.

All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the notes, will be made in sterling; provided that if sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until sterling is again available to us or so used. In such circumstances, the amount payable on any date in sterling will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/sterling exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for sterling. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default (as defined in the indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. See “Currency Conversion” and “Description of Notes—Issuance in Sterling.”

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in sterling. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A Federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of sterling into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

As global notes are held by or on behalf of Euroclear and Clearstream, investors will have to rely on their procedures for transfer, payment and communication with us.

The notes will be represented by one or more global notes, except in certain limited circumstances described in the global notes. The notes will be deposited with a common depositary for Euroclear and Clearstream. Except in certain limited circumstances described in the global notes, investors will not be entitled to receive definitive notes. Euroclear and Clearstream will maintain records of the beneficial interests in the global notes and, while the notes are in global form, investors will be able to trade their beneficial interests only through Euroclear and Clearstream.

While the notes are represented by global notes, we will discharge our payment obligations under the notes by making payments to or to the order of a nominee for a common depositary for Euroclear and Clearstream for distribution to their accountholders. A holder of a beneficial interest in a global note must rely on the procedures of Euroclear and Clearstream to receive payments under the Notes. We have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in a global note.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of £100,000 and multiples of £1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination of £100,000 or any integral multiple of £1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The United Kingdom’s impending departure from the European Union could adversely affect us.

The United Kingdom held a referendum on June 23, 2016 in which a majority of voters voted to exit the European Union (“Brexit”). Negotiations are expected to commence to determine the future terms of the United Kingdom’s relationship with the European Union, including, among other things, the terms of trade between the United Kingdom and the European Union. The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to European Union markets either during a transitional period or more permanently. Brexit could adversely affect European and worldwide economic and market conditions and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of sterling. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. Any of these effects of Brexit, and others we cannot anticipate, could adversely affect our business, results of operations, financial condition and cash flows, and could negatively impact the value of the notes.

CURRENCY CONVERSION

All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the notes, will be made in sterling; provided that if sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until sterling is again available to us or so used. In such circumstances, the amount payable on any date in sterling will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/sterling exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for sterling. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default (as defined in the indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. See “Description of Notes—Issuance in Sterling.”

As of February 10, 2017, the sterling/U.S. $ exchange rate was £1.00 = U.S. $1.2502, as announced by the U.S. Federal Reserve Board.

Investors will be subject to foreign exchange risks as to payments of principal, premium, if any, and interest that may have important economic and tax consequences to them. See “Risk Factors.”

USE OF PROCEEDS

We estimate that we will receive approximately $557.9 million from the sale of the notes and that we will receive approximately $1.265 billion from the sale of the euro notes in the concurrent offering, in each case after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent offering, for general corporate purposes, including repayment of $500 million aggregate principal amount of our 5.70% Notes due March 1, 2017, $700 million aggregate principal amount of our 1.29% Notes due March 10, 2017 and €500 million aggregate principal amount of our 4.50% Bonds due April 26, 2017. See “Capitalization.”

CAPITALIZATION

The following table sets forth our cash position and capitalization as of December 31, 2016:

•	on an actual basis; and

•	on an adjusted basis to reflect this offering, the concurrent offering and the application of the net proceeds from the sale of the notes and the euro notes as described in “Use of Proceeds.”

The adjusted amounts included in the following table are based on a sterling/U.S. dollar exchange rate of £1.00 = U.S. $1.2502 and a euro/U.S. dollar exchange rate of €1.00 = U.S. $1.0650, in each case as of February 10, 2017 and as published by the U.S. Federal Reserve Board.

The completion of this offering is not contingent upon the successful completion of the concurrent offering. We cannot assure you that the concurrent offering will be completed.

You should read this table in conjunction with the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2016 and our historical financial statements and notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2016
(in millions, except par value)	Actual	As Adjusted
Cash and cash equivalents	$2,434	$2,504

Short-term borrowings	$1,406	$1,406

Long-term debt (including current portion):
Denominated in U.S. Dollars
5.70% Notes due March 1, 2017	500	—
1.29% Notes due March 10, 2017	700	—
1.40% Notes due March 15, 2018	499	499
7.50% Notes due February 15, 2019	349	349
2.28% Notes due March 15, 2019	1,096	1,096
4.75% Notes due March 1, 2021	597	597
2.70% Notes due December 15, 2022	398	398
2.85% Notes due March 15, 2023	398	398
3.80% Notes due March 15, 2024	1,093	1,093
7.65% Debentures due March 1, 2027	173	173
6.00% Notes due March 1, 2041	488	488
4.88% Notes due March 15, 2044	791	791
Lease and other obligations	82	82
Denominated in Foreign Currencies
3.125% Notes due 2029 offered hereby	—	558
Euro notes offered in the concurrent offering	—	1,265
4.50% Bonds due April 26, 2017	553	—

Total long-term debt (including current portion)	$7,717	$7,787

Stockholders’ equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding (actual and as adjusted)	$—	$—
Common stock, $0.01 par value, 800 shares authorized (actual and as adjusted); 273 shares issued (actual and as adjusted)	3	3
Additional paid-in capital	6,037	6,037
Retained earnings	9,663	9,663
Accumulated other comprehensive loss	(2,228)	(2,228)
Other	$(3)	$(3)
Treasury shares, at cost—61 shares (actual and as adjusted)	(5,780)	(5,780)

Total stockholders’ equity	$7,692	$7,692

Total capitalization	$16,815	$16,885

DESCRIPTION OF NOTES

This description of the notes being offered hereby supplements and, to the extent it is inconsistent, supersedes, the description of the general provisions of the notes and the indenture in the accompanying prospectus. The notes will be “Senior Debt Securities,” as that term is used in the accompanying prospectus. All references to “McKesson,” “we,” “our,” and “us” in this section refer only to McKesson Corporation and not its subsidiaries.

General

The notes will be issued as a separate series of debt securities under an indenture, dated as of December 4, 2012 (the “Indenture”), between us and Wells Fargo Bank, National Association, as trustee. The holders of the notes may request a copy of the Indenture and the form of note from the trustee.

We will issue the notes in fully registered book-entry form without coupons and in denominations of £100,000 and integral multiples of £1,000 thereafter.

The following statements relating to the notes and the Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the Indenture, to which reference is hereby made for a complete statement of such provisions. Certain provisions of the Indenture are summarized in the accompanying prospectus. We encourage you to read the summaries of the notes and the Indenture in both this prospectus supplement and the accompanying prospectus, as well as the form of note and the Indenture.

The notes will be our senior unsecured obligations. The cover page of this prospectus supplement sets forth the maturity date, aggregate principal amount and interest rate of the notes. The notes will bear interest from the date of issuance, payable annually on each February 17, beginning February 17, 2018, to the persons in whose names the notes are registered at the close of business on the immediately preceding February 3. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or February 17, 2017, if no interest has been paid on the notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date would otherwise be a day that is not a business day, such interest payment date will be postponed to the next date that is a business day. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. For these purposes, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or another place of payment on the notes are authorized or required by law to close.

We may, without the consent of the holders of the notes, create and issue additional notes with the same terms (except for the issue date, the public offering price and, under certain circumstances, the first interest payment date) as the notes. The additional notes will form a single series with the outstanding notes. No additional notes may be issued if an event of default has occurred and is continuing with respect to the notes.

We intend to file an application to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If the application is approved, trading of the notes on the New York Stock Exchange is expected to begin within 30 days after the original issue date of the notes. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there is no public market for the notes.

Wells Fargo Bank, National Association will initially act as trustee for the notes. Elavon Financial Services DAC will initially act as paying agent and U.S. Bank National Association will act as registrar and transfer agent for the notes. Upon notice to the trustee, we may change the paying agent, registrar or transfer agent.

Issuance in Sterling

All payments of interest and principal, including payments made upon any redemption or repurchase of the notes, will be made in sterling; provided that if sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until sterling is again available to us or so used. In such circumstances, the amount payable on any date in sterling will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/sterling exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for sterling. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default (as defined in the Indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

As of February 10, 2017, the rate published by the Board of Governors of the Federal Reserve System for the sterling/U.S. dollar exchange rate was £1.00 = U.S. $1.2502.

Optional Redemption

We may redeem the notes prior to November 17, 2028, the date that is three months before their maturity date in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed; or

(2)	an amount determined by the Quotation Agent equal to the sum of the present values of the remaining scheduled payments of principal, premium, if any, and interest thereon (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on an annual basis (Actual/Actual (ICMA)) at the Comparable Government Bond Rate (as defined below), plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including the date of redemption.

On or after November 17, 2028, we may redeem the notes in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the redemption date.

The principal amount of any note remaining outstanding after a redemption in part shall be £100,000 or a higher integral multiple of £1,000. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a UK government bond whose maturity is closest to the par call date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

Notice of any redemption will be mailed (or, in the case of notes held in book-entry form, be transmitted electronically) at least 15 days but not more than 45 days before the redemption date to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by the trustee in accordance with the standard procedures of the depositary. If the notes to be redeemed are not global notes then held by Euroclear or Clearstream, the trustee will select the notes to be redeemed on a pro rata basis. If the notes are listed on the NYSE or any other national securities exchange, the trustee will select notes in compliance with the requirements of the NYSE or other principal national securities exchange on which the notes are listed. Notwithstanding the foregoing, if less than all of the notes are to be redeemed, no notes of a principal amount of £100,000 or less shall be redeemed in part. If money sufficient to pay the redemption price on the notes (or portions thereof) to be redeemed on the redemption date is deposited with the paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

Optional Redemption for Tax Reasons

The notes may be redeemed at our option in whole, but not in part, on not less than 15 nor more than 45 days’ prior notice, at 100% of the principal amount, together with accrued and unpaid interest, if any, to, but excluding, the redemption date if, as a result of any change in, or amendment to, the laws, regulations or rulings of the United States (or any political subdivision or taxing authority thereof or therein having power to tax), or any change in official position regarding application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation is announced and becomes effective on or after the original issue date with respect to the notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described below in “—Payment of Additional Amounts” and that obligation cannot be avoided by taking reasonable measures available to us, as determined by us in our sole discretion acting in good faith.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, unless we have previously exercised our right to redeem the notes in whole as described above, holders of notes will have the right to require us to repurchase all or any part (in integral multiples of £1,000 original principal amount) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes; provided that the principal amount of any note remaining outstanding after a repurchase in part shall be £100,000 or a higher integral multiple of £1,000. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the then outstanding aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes subject to the Change of Control Triggering Event describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by such notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent, no later than 10:00 a.m., London time, an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

The paying agent will promptly mail (or, in the case of notes held in book-entry form, transmit electronically) to each holder of notes properly tendered the repurchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unrepurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of £100,000 or an integral multiple of £1,000 thereafter.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of ours and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ours and our subsidiaries taken as a whole to another Person (as defined in the Indenture) or group may be uncertain.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The change of control feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the notes, but that could increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ours and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; or (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) we become a wholly-owned subsidiary of a holding company and (b) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of McKesson’s voting stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings Inc., a subsidiary of Hearst Corporation and Fimalac, S.A.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any one or more of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our reasonable control, then, at our election, either (x) each of the remaining agencies, as the case may be, or (y) each of the remaining agencies, as the case may be, and any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Payment of Additional Amounts

All payments of principal, interest, and premium, if any, in respect of the notes will be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless such withholding or deduction is required by law or the official interpretation or administration thereof.

We will, subject to the exceptions and limitations set forth below, pay as additional interest in respect of the notes such additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest in respect of the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to the extent any tax, assessment or other governmental charge would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

a.	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

b.	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

c.	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

d.	being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

e.	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

(2)	to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any notes, if such payment can be made without such withholding by any other paying agent;

(6)	to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of notes;

(7)	to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later except to the extent that the beneficiary or holder thereof would have been entitled to the payment of additional amounts had such note been presented for payment on any day during such 30-day period;

(8)	to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, whether currently in effect or as published and amended from time to time; or

(9)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7) and (8).

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Optional Redemption for Tax Reasons,” the term “United States” means the United States of America, its territories and possessions, the states of the United States and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Certain Covenants

Definitions

The term “Attributable Debt” shall mean in connection with a sale and lease-back transaction the lesser of (a) the fair value of the assets subject to such transaction, as determined by our Board of Directors, or (b) the present value of the remaining obligations of the lessee for net rental payments during the term of any lease discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the debt securities of each series outstanding pursuant to the Indenture and subject to limitations on sale and lease-back transaction covenants, compounded semi-annually in either case as determined by our principal accounting or financial officer.

The term “Consolidated Subsidiary” shall mean any Subsidiary (as defined in the Indenture) substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with our financial statements in accordance with accounting principles generally accepted in the United States of America.

The term “Exempted Debt” shall mean the sum of the following as of the date of determination: (1) Indebtedness of ours and our Consolidated Subsidiaries incurred after the date of issuance of the notes and secured by liens not permitted by the limitation on liens provisions, and (2) Attributable Debt of ours and our Consolidated Subsidiaries in respect of every sale and lease-back transaction entered into after the date of the issuance of the notes, other than leases permitted by the limitation on sale and lease-back provisions.

The term “Indebtedness” shall mean all items classified as indebtedness on our most recently available consolidated balance sheet, in accordance with accounting principles generally accepted in the United States of America.

The term “Qualified Receivables Transaction” shall mean any transaction or series of transactions entered into by us or any of our Subsidiaries pursuant to which we or any of our Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by us or any of our Subsidiaries) or (2) any other person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) or inventory of us or any of our Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable or inventory, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable or inventory.

The term “Receivables Subsidiary” shall mean a Subsidiary of ours which engages in no activities other than in connection with the financing of accounts receivable or inventory (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by us or any Subsidiary of ours (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (2) is recourse or obligates us or any Subsidiary of ours in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of ours or any Subsidiary of ours (other than accounts receivable or inventory and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither we nor any Subsidiary of ours has any material contract, agreement, arrangement or understanding other than on terms customary for securitization of receivables or inventory and (c) with which neither we nor any Subsidiary of ours has any obligations to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results.

Limitation on Liens

We covenant that, so long as any of the notes remain outstanding, we will not, and will not permit any Consolidated Subsidiary, to create or assume any Indebtedness for money borrowed which is secured by a mortgage, pledge, security interest or lien (“liens”) of or upon any assets, whether now owned or hereafter acquired, of ours or any such Consolidated Subsidiary without equally and ratably securing the notes by a lien ranking equally to and ratably with (or, at our option, senior to) such secured Indebtedness, except that the foregoing restriction shall not apply to:

•	liens on assets of any corporation existing at the time such corporation becomes a Consolidated Subsidiary;

•

liens on assets existing at the time of acquisition thereof, or to secure the payment of the purchase price of such assets, or to secure indebtedness incurred or guaranteed by us or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets or improvements or construction thereon, which indebtedness is incurred or guaranteed prior to, at the time of or within 360 days after such acquisition, or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later;

•	liens securing indebtedness owed by any Consolidated Subsidiary to us or another wholly owned Subsidiary;

•

liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with us or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of the corporation or firm as an entirety or substantially as an entirety by us or a Subsidiary;

•

liens on any assets of ours or a Consolidated Subsidiary in favor of the United States of America or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such liens, including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financing;

•	any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any lien referred to in the foregoing;

•	certain statutory liens or other similar liens arising in the ordinary course of our or a Consolidated Subsidiary’s business, or certain liens arising out of government contracts;

•	certain pledges, deposits or liens made or arising under the worker’s compensation or similar legislation or in certain other circumstances;

•	certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards;

•

liens for certain taxes or assessments, landlord’s liens and liens and charges incidental to the conduct of the business or the ownership of our assets or those of a Consolidated Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in our opinion, materially impair the use of such assets in the operation of our business or that of such Consolidated Subsidiary or the value of such assets for the purposes thereof;

•

liens relating to accounts receivable of ours or any of our Subsidiaries which have been sold, assigned or otherwise transferred to another Person in a transaction classified as a sale of accounts receivable in accordance with accounting principles generally accepted in the United States of America, to the extent the sale by us or the applicable Subsidiary is deemed to give rise to a lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof; or

•	liens on any assets of ours or any of our Subsidiaries (including Receivables Subsidiaries) incurred in connection with a Qualified Receivables Transaction.

Notwithstanding the above, we or any of our Consolidated Subsidiaries may, without securing the notes, create or assume any Indebtedness which is secured by a lien which would otherwise be subject to the foregoing restrictions; provided that after giving effect thereto the Exempted Debt then outstanding at such time does not exceed 10% of our total assets on a consolidated basis.

Limitation on Sale and Lease-Back Transactions

Sale and lease-back transactions, except such transactions involving leases for less than three years, by us or any Consolidated Subsidiary of any assets are prohibited unless (a) we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the notes, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value (as determined by our Board of Directors) and the proceeds are applied to the purchase or acquisition, or, in the case of real property, the construction, of assets or to the retirement of Indebtedness. The foregoing limitation will not apply, if at the time we or any Consolidated Subsidiary enters into such sale and lease-back transaction, and after giving effect thereto, Exempted Debt does not exceed 10% of our total assets on a consolidated basis.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person formed by such consolidation or into which we are merged or to which our assets substantially as an entirety are transferred or leased is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws, and such successor corporation or person, including such co-obligor, if any, expressly assumes, pursuant to a supplemental indenture, our obligations on the notes and under the Indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the Indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the notes and the Indenture, we shall be discharged from all our obligations under the notes and the Indenture, except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Book-Entry, Delivery and Form

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. None of the Company, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures.

The notes will initially be represented by one or more fully registered global notes in definitive form without interest coupons, each of which we refer to as a “global security.” Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to the common depository, its successors or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in sterling, except as described above under “—Issuance in Sterling.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because Clearstream and Euroclear can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in Clearstream’s or Euroclear’s systems, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Payments on the notes represented by the global notes will be made to the common depositary or its nominee, as the case may be, as the registered owner thereof. We expect that Clearstream and Euroclear, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of the common depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of Clearstream and Euroclear and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic securities markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (the “Euroclear Terms and Conditions”) and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream Participants and Euroclear Participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream Participants or Euroclear Participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream Participant or Euroclear Participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among Clearstream Participants and Euroclear Participants. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

We will issue certificated notes to each person that Euroclear or Clearstream identifies as the beneficial owner of the notes represented by a global note upon surrender by Euroclear or Clearstream of the global note if:

•

Euroclear or Clearstream notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

•	an event of default under the indenture has occurred and is continuing, and Euroclear or Clearstream requests the issuance of certificated notes;

•

at any time Euroclear or Clearstream ceases to be a clearing agency registered or in good standing under the Exchange Act or other applicable statute or regulation and we do not appoint a successor depositary within 90 days after becoming aware that Euroclear or Clearstream has ceased to be so registered or in good standing as a clearing agency; or

•	we determine that the notes will no longer be represented by a global note.

A global note that can be exchanged as described in the preceding sentence will be exchanged for certificated notes issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by Euroclear or Clearstream. Such certificated notes shall be registered in such names and in such authorized denominations as Euroclear or Clearstream, as applicable, pursuant to instructions from its participants or indirect participants or otherwise, shall in writing instruct the trustee.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the Indenture with respect to the notes offered hereby. We may maintain deposit accounts or conduct other banking transactions with the trustee in the ordinary course of business.

Internal Revenue Code Section 6045

The Issuer and the holders shall cooperate with the Trustee and shall provide the Trustee with reasonable access to, and copies of, documents or information necessary for the Trustee to comply with any cost basis reporting obligations imposed on it by a governmental authority in connection with certain transfers or exchanges of notes.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States (“U.S.”) federal income tax consequences of the acquisition, ownership, and disposition of the notes. This summary is for informational purposes only and is based on the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations and practice, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, with possible retroactive effect. There can be no assurance that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, positions different from those discussed herein.

This summary deals only with beneficial owners of the notes that purchase the notes in this offering at their “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) and that will hold their notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address non-U.S., state, or local tax consequences of the acquisition, ownership, or disposition of the notes, nor does it address U.S. federal income tax consequences relevant to special classes of taxpayers, e.g., dealers in securities; traders in securities that have elected the mark-to-market method of accounting for their securities; persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction; certain U.S. expatriates; financial institutions; insurance companies; controlled foreign corporations; passive foreign investment companies; persons subject to the alternative minimum tax or Medicare contribution tax; entities which are tax-exempt for U.S. federal income tax purposes.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that is an individual, corporation, estate or trust that is, for U.S. federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created, organized, or domesticated under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (a) is subject to the primary supervision of a U.S. court and has one or more U.S. persons, within the meaning of Code section 7701(a)(30), who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of a note that is not a U.S. Holder or a partnership.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisors as to the tax consequences of an investment in the notes.

Prospective holders should consult an independent tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning, or disposing of the notes in light of their particular circumstances as well as with respect to any tax consequences of acquiring, owning, or disposing of the notes under U.S. federal estate or gift tax laws or under any applicable tax treaty.

In certain circumstances (see “Description of Notes—Change of Control”), we will be required to offer to repurchase the notes at a price equal to 101% of the then outstanding principal amount of the notes, plus accrued and unpaid interest to, but not including, the date of repurchase. We do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. The following discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to a U.S. Holder relating to the purchase, ownership, and disposition of the notes.

Payments of interest

It is expected, and, therefore, this summary assumes that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

U.S. Holders using the cash method of accounting for U.S. federal income tax purposes will be required to include in income the U.S. dollar value of the foreign currency payment on the notes when the payment of interest is received. The U.S. dollar value of the foreign currency payment is determined by translating the foreign currency received at the spot rate for such foreign currency on the date the payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time. The U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency received. A U.S. Holder will not recognize foreign currency exchange gain or loss with respect to the receipt of such payment.

U.S. Holders using the accrual method of accounting for U.S. federal income tax purposes will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to the notes during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate the accrued interest income using the exchange rate on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the exchange rate on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate the interest using the exchange rate on the date of receipt. The above election will apply to all other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. U.S. Holders should consult their own tax advisors before making the above election. Upon receipt of an interest payment (including, upon the sale, exchange, redemption or other taxable disposition of the notes, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), the holder will recognize foreign currency exchange gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the spot rate for such foreign currency on the date such payment is received) and the U.S. dollar value of the interest income previously included in income with respect to such payment. This gain or loss will be treated as ordinary income or loss.

If a U.S. Holder purchases the notes with previously owned foreign currency, foreign currency exchange gain or loss (which will be treated as ordinary income or loss) will be recognized in an amount equal to the difference, if any, between the tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency used to purchase the notes, determined on the date of purchase.

The tax basis in foreign currency received as interest on a note will be the U.S. dollar value of the foreign currency determined at the spot rate in effect on the date the foreign currency is received. Any gain or loss recognized on a sale, exchange, redemption, or other taxable disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase debt securities) will be ordinary income or loss.

Sale, exchange, redemption or other taxable disposition

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition and (ii) such U.S. Holder’s adjusted tax basis in the note. The amount realized will be equal to the U.S. dollar value of the foreign currency on the date the payment is received or the notes are disposed of (or deemed disposed of as a result of a material change in the terms of the notes), less any portion allocable to any accrued and unpaid stated interest, which portion will be taxed as ordinary interest income (as described above under “—Payments of interest”). A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder. The amount of any payment in or adjustments measured by foreign currency will be equal to the U.S. dollar value of the foreign currency on the date of the purchase or adjustment. If, however, a note is traded on an established securities market, as the notes are expected to be, and the U.S. Holder uses the cash basis method of tax accounting, the U.S. dollar value of the amount realized will be determined by translating the foreign currency payment at the spot rate of exchange on the settlement date of the sale, exchange, redemption or other taxable disposition. A U.S. Holder that uses the accrual basis method of tax accounting may elect the same treatment with respect to the sale, exchange, redemption or other taxable disposition of notes traded on an established securities market, provided that the election is applied consistently.

Except with respect to the foreign currency rules discussed below, any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate U.S. Holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

A portion of the gain or loss with respect to the principal amount of a note may be treated as foreign currency exchange gain or loss. Foreign currency exchange gain or loss will be treated as ordinary income or loss. For these purposes, the principal amount of the notes is the purchase price for the notes calculated in the foreign currency on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, exchange, redemption or other taxable disposition of the note and (ii) the U.S. dollar value of the principal amount determined on the date the note was purchased. The amount of foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the notes.

The tax basis in foreign currency received on the sale, exchange, retirement, or other disposition of a note will be equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, exchange, redemption or other taxable disposition. As discussed above, if the notes are traded on an established securities market, as the notes are expected to be, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the foreign currency by translating the foreign currency received at the spot rate of exchange on the settlement date of the sale, exchange, redemption, or other taxable disposition. Accordingly, in such case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and settlement date of a sale, exchange, redemption, or other taxable disposition. Any gain or loss recognized on a sale, exchange, redemption, or other taxable disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase debt securities) will be ordinary income or loss.

Information reporting and backup withholding

In general, we must report certain information to the IRS with respect to payments of interest, and payments of the proceeds of the sale, exchange, redemption, or other taxable disposition of a note, to certain non-corporate U.S. Holders. The payor (which may be us or an intermediate payor) may be required to impose backup withholding, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to otherwise establish an exemption to backup withholding; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in Section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code or otherwise established an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will generally be allowed as a credit against that U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to a Non-U.S. Holder relating to the purchase, ownership, and disposition of the notes.

Payments of interest

It is expected, and, therefore, this summary assumes that the notes will not be issued with original issue discount for U.S. federal income tax purposes. Subject to the discussion below under “—Foreign Account Tax Compliance Act” and “—Information reporting and backup withholding,” any interest paid to a Non-U.S. Holder of a note that is not effectively connected with a U.S. trade or business generally will not be subject to U.S. federal income (including withholding) tax if the interest qualifies as “portfolio interest.” Interest on the notes generally will qualify as portfolio interest if (a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all our voting stock, (b) such Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code, and (c) either (i) the non-U.S. Holder provides to us or our paying agent an IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and certifies its non-U.S. status in compliance with applicable law and regulations, (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the Non-U.S. Holder provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) has been received by it from the Non-U.S. Holder, or (iii) the Non-U.S. Holder holds its notes through a “qualified intermediary” and the qualified intermediary provides us or our paying agent a properly executed IRS Form W-8IMY (or other applicable form) on behalf of itself together with any applicable underlying IRS forms sufficient to establish that the Non-U.S. Holder is not a U.S. Holder.

The gross amount of payments to a Non-U.S. Holder of interest that is not effectively connected with a U.S. trade or business and that does not qualify for the portfolio interest exemption will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax. Payments of interest that are effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder and, to the extent an applicable treaty so provides, are attributable to a permanent establishment in the United States will be taxed on a net basis at regular U.S. rates in the same manner as such payments to U.S. Holders. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. If payments of interest are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (whether or not a treaty applies), the 30% withholding tax discussed above will not apply provided that the appropriate certification (discussed below) is provided. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or such successor forms as the IRS may designate), as applicable, prior to the payment of interest. A Non-U.S. Holder that is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale, exchange, redemption or other taxable disposition

Subject to the discussion below under “—Foreign Account Tax Compliance Act” and “—Information reporting and backup withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale, exchange, redemption or other taxable disposition of a note unless:

(i) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except to the extent otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. losses; or (ii) such gain is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder and, to the extent an applicable treaty so provides, is attributable to a permanent establishment in the United States, in which case such gain will be taxable in the same manner as effectively connected interest (discussed above).

Information reporting and backup withholding

The amount of interest paid to a Non-U.S. Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the Non-U.S. Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident. Provided that a Non-U.S. Holder has complied with certain reporting procedures (generally through the provision of a properly executed IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption, the Non-U.S. Holder generally will not be subject to backup withholding with respect to interest payments on a note, unless we or our paying agent know or have reason to know that the holder is a U.S. person. Backup withholding is not an additional tax. Any amounts withheld from payments to a Non-U.S. Holder under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s federal income tax liability, if any, if the holder timely provides the required information to the IRS.

FOREIGN ACCOUNT TAX COMPLIANCE ACT

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest, dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the notes may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale, exchange, redemption, or other taxable disposition of the notes will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Barclays Bank PLC, Deutsche Bank AG, London Branch, MUFG Securities EMEA plc and UniCredit Bank AG are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from us, the principal amount of the notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes to be Purchased
Barclays Bank PLC	£91,125,000
Deutsche Bank AG, London Branch	£82,125,000
MUFG Securities EMEA plc	£82,125,000
UniCredit Bank AG	£82,125,000
Citigroup Global Markets Limited	£9,000,000
Goldman, Sachs & Co.	£9,000,000
J.P. Morgan Securities plc	£9,000,000
Merrill Lynch International	£9,000,000
Wells Fargo Securities International Limited	£9,000,000
BNP Paribas	£6,750,000
HSBC Securities (USA) Inc.	£6,750,000
Scotiabank Europe plc	£6,750,000
TD Securities (USA) LLC	£6,750,000
U.S. Bancorp Investments, Inc.	£6,750,000
Coôperatieve Rabobank U.A.	£6,187,500
ING Bank N.V. Belgian Branch	£6,187,500
PNC Capital Markets LLC	£6,187,500
The Williams Capital Group, L.P.	£6,187,500
DNB Markets, a Division of DNB Bank ASA	£4,500,000
The Royal Bank of Scotland plc (trading as NatWest Markets)	£4,500,000

Total	£450,000,000

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. The underwriters reserve the right to withdraw, cancel or modify offers to the public and reject orders in whole or in part.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per note	0.500%
Total	£2,250,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $1.2 million.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there are currently no established trading markets for the notes. We intend to file an application to list the notes on the NYSE. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the issue of the notes, MUFG Securities EMEA plc (in this capacity, the “Stabilization Manager”) or persons acting on behalf of the Stabilization Manager may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilization Manager (or persons acting on behalf of the Stabilization Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the Stabilization Manager (or person(s) acting on behalf of the Stabilization Manager) in accordance with all applicable laws and rules.

Any stabilization actions may stabilize or maintain the market prices of the notes above independent market levels. However, neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that these activities may have on the price of the notes. The Stabilization Manager may conduct these transactions in the over-the-counter market or otherwise. In addition, the Stabilization Manager is not required to engage in any stabilization actions, and may end any such action at any time.

Conflicts of Interest

In the ordinary course of business, the underwriters or their affiliates may have provided and may in the future provide commercial, financial, advisory or investment banking services for us and our subsidiaries for which they have received or will receive customary compensation.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase of any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)	the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)	the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)	the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the Australian Securities Exchange.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), offers of notes which are the subject of the offering contemplated by this prospectus supplement may not be made to the public in that Relevant Member State other than pursuant to an exemption under Article 3 of the Prospectus Directive from any requirement to produce a prospectus.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is who is an accredited investor, securities (as defined in Section 239(a) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or € as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Morrison & Foerster LLP, Washington, District of Columbia, and for the underwriters by Sidley Austin LLP, New York, New York and London, England.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus Supplement by reference from our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes, and expresses an unqualified opinion of the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus supplement and any information that was previously incorporated.

We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we terminate this offering (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby):

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2016;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 17, 2016;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2016, September 30, 2016 and December 31, 2016; and

•	our Current Reports on Form 8-K filed with the SEC on May 20, 2016, July 5, 2016, July 29, 2016, September 6, 2016 and December 21, 2016.

You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC’s web site at http://www.sec.gov or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address:

McKesson Corporation

McKesson Plaza, One Post Street

San Francisco, California 94104

Attn: Corporate Secretary

Telephone: (415) 983-8300

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus supplement.

PROSPECTUS

McKESSON CORPORATION

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

We may offer and sell from time to time:

•	common stock;

•	preferred stock;

•	depositary shares representing preferred stock;

•	debt securities;

•	warrants;

•	stock purchase contracts; and

•	stock purchase units.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and each applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “MCK.” We have not yet determined whether any of the other securities that may be offered by this prospectus and a prospectus supplement will be listed on any exchange, inter-dealer quotation system or over-the-counter market. Our principal executive offices are located at McKesson Plaza, One Post Street, San Francisco, California 94104, and our telephone number is (415) 983-8300.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and that are incorporated by reference into this prospectus or any prospectus supplement before you invest in our securities. See “Risk Factors” on page 3 of this prospectus and any risk factors contained in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 27, 2017.

ABOUT THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “McKesson,” “the Company,” “we,” “our,” “us” and other similar pronouns refer to McKesson Corporation, together with all wholly owned subsidiaries and majority-owned or controlled companies.

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms and manner of that offering. The accompanying prospectus supplement or information incorporated by reference into this prospectus after the date of this prospectus may also add, update or change information contained in this prospectus. Any such information that is inconsistent with this prospectus will supersede the information in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

Neither the delivery of this prospectus nor any sale made under it implies that the information in this prospectus is correct as of any date after the date of this prospectus. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date thereof and that any information incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC.

Our common stock is listed on the New York Stock Exchange under the ticker “MCK” and reports, proxy statements and other information concerning us can is also available for inspection at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge from the SEC as indicated above, or from us as indicated under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby):

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on May 5, 2016 (“Annual Report”);

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 17, 2016;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2016, September 30, 2016 and December 31, 2016;

•	Current Reports on Form 8-K filed with the SEC on May 20, 2016, July 5, 2016, July 29, 2016, September 6, 2016 and December 21, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 22, 2004 (File No. 000-50997), and any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than information in such documents that is not deemed to be filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to our Corporate Secretary at McKesson Corporation, McKesson Plaza, One Post Street, San Francisco, California 94104. Our telephone number is (415) 983-8300.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Some of these statements can be identified by use of forward-looking words such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans” or “estimates,” or the negative of these words, or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, or implied. Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, the factors discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, in any prospectus supplement related hereto, and in other information contained in our publicly available SEC filings and press releases.

You should not consider this list to be a complete statement of all risks and uncertainties. You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date such statements were first made. Except to the extent required by federal securities laws, we undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to the other information contained in this prospectus, any accompanying prospectus supplement or any related free writing prospectus, or incorporated by reference herein or therein, you should carefully consider the risks discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, in any prospectus supplement related hereto, and in other information contained in our publicly available SEC filings and press releases. See “Where You Can Find Additional Information.”

McKESSON CORPORATION

McKesson Corporation is a corporation that delivers pharmaceuticals, medical supplies and health care information technologies that make health care safer while reducing costs. We conduct our business through two operating segments: McKesson Distribution Solutions and McKesson Technology Solutions.

Our principal executive offices are located at McKesson Plaza, One Post Street, San Francisco, California 94104, and our telephone number is (415) 983-8300.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement with respect to the proceeds from the sale of the particular securities to which such prospectus supplement relates, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes, including repayment or redemption of outstanding debt or preferred stock, the possible acquisition of related businesses or assets thereof, and working capital needs.

RATIO OF EARNINGS TO FIXED CHARGES

No shares of our preferred stock were outstanding during the fiscal years ended March 31, 2016, 2015, 2014, 2013 and 2012. Therefore, the ratios of earnings to fixed charges and preferred dividends are not separately stated from the ratios of earnings to fixed charges for the periods listed above. The table below reflects our ratio of earnings to fixed charges for each of the five fiscal years in the period ended March 31, 2016 and for the nine months ended December 31, 2016.

	For the Nine Months Ended December 31, 2016	For the Fiscal Years Ended March 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(a)	7.4	7.5	6.1	6.4	7.2	6.8

(a)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax income/(loss) from continuing operations plus fixed charges; and “fixed charges” consists of interest costs, both expensed and capitalized (including amortization of debt discounts and deferred loan costs), and the representative interest component of rent expense.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions of our capital stock and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to our amended and restated certificate of incorporation, our amended and restated by-laws and the Delaware General Corporation Law (“DGCL”). Copies of our amended and restated certificate of incorporation and our amended and restated by-laws have been filed with the SEC and are filed as exhibits to the registration statement of which this prospectus forms a part.

As of the date hereof, our authorized capital stock consists of 900,000,000 shares, of which 800,000,000 shares are common stock, par value $0.01 per share, and 100,000,000 shares are preferred stock, par value $0.01 per share. As of December 31, 2016, there were 212,052,504 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Of the preferred stock, 10,000,000 shares have been designated Series A Junior Participating Preferred Stock. All of our outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on the New York Stock Exchange under the symbol “MCK.”

Common Stock

Dividend Rights. Subject to the dividend rights of the holders of any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine.

Rights Upon Liquidation. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock are entitled to share ratably in our assets that are legally available for distribution, after payment of all debts, other liabilities and any liquidation preferences of outstanding preferred stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive or similar rights.

Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 100,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation preferences of each of these series. We may amend from time to time our amended and restated certificate of incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of our shares entitled to vote.

The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion, redemption or exchange provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, those terms will also be disclosed in the applicable prospectus supplement relating to that series of preferred stock. The summary in this prospectus is not complete. You should refer to the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with the offering of the preferred stock.

Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of the preferred stock that prospectus supplement covers.

Dividend Rights. The preferred stock will be preferred over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation) on the common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to receive dividends when, as and if declared by our board of directors or, if dividends are cumulative, full cumulative dividends for the current and all prior dividend periods. We will pay those dividends either in cash, shares of preferred stock, or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock that has cumulative dividends, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock as to the payment of dividends, as compared with then-existing and future series of preferred stock.

Rights Upon Liquidation. The preferred stock of each series will be preferred over the common stock and other stock ranking junior to that series of preferred stock as to assets, so that the holders of that series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up, and before any distribution is made to the holders of common stock and other stock ranking junior to that series of preferred stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock of that series will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled, subject to any provisions of any series of preferred stock that rank it junior or senior to other series of preferred stock upon liquidation. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock upon liquidation, as compared with then-existing and future series of preferred stock.

Conversion, Redemption or Exchange Rights. The shares of a series of preferred stock will be convertible at the option of the holder of the preferred stock, redeemable at our option or the option of the holder, as applicable, or exchangeable at our option, into another security, in each case, to the extent set forth in the applicable prospectus supplement.

Voting Rights. Except as indicated in the applicable prospectus supplement or as otherwise from time to time required by law, the holders of preferred stock will have no voting rights.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Our amended and restated certificate of incorporation and our amended and restated by-laws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Our amended and restated certificate of incorporation also provides that any action required or permitted to be taken by the holders of common stock may be effected only at an annual or special meeting of such holders, and that stockholders may act in lieu of such meetings only by unanimous written consent. Our amended and restated by-laws provide that special meetings of holders of common stock may be called only by our Chairman or President or board of directors. Holders of common stock are not permitted to call a special meeting or to require that our board of directors call a special meeting of stockholders.

Our amended and restated by-laws establish an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by us not less than 90 nor more than 120 days prior to the date of the annual meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

Our amended and restated certificate of incorporation provides that certain provisions of our amended and restated by-laws may only be amended by the affirmative vote of the holders of 75% of our outstanding shares entitled to vote. Our amended and restated certificate of incorporation also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of 80% of our outstanding voting stock and two-thirds of the voting stock other than voting stock held by an interested stockholder shall be necessary to approve certain business combinations proposed by an interested stockholder.

The foregoing summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and our amended and restated by-laws, copies of which have been filed with the SEC.

Section 203 of Delaware General Corporation Law

We are subject to the “business combination” statute of the DGCL. In general, such statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless:

(1)	such transaction is approved by our board of directors prior to the date the interested stockholder obtains such status,

(2)	upon consummation of such transaction, the “interested stockholder” beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(3)	the “business combination” is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Certain Effects of Authorized But Unissued Stock

Our authorized but unissued shares of common stock and preferred stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

The issuance of preferred stock could have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount available for distribution to holders of our common stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of us.

We plan to issue additional shares of common stock in connection with our employee benefit plans. We do not currently have any plans to issue shares of preferred stock, although 10,000,000 shares of Series A Preferred Stock have been designated pursuant to our amended and restated certificate of incorporation.

Limitation of Liability of Directors

Our amended and restated certificate of incorporation contains a provision that limits the liability of our directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Such limitation does not, however, affect the liability of a director (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or purchases and (4) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. This provision does not limit or eliminate our rights or the rights of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our directors and officers have indemnification protection.

Transfer Agent and Registrar

Wells Fargo Shareowner Services acts as transfer agent and registrar of our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MCK”.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the Deposit Agreement and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. You should read these documents as they, and not this description, define your rights as a holder of depositary shares. Forms of these documents have been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

General

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the applicable series of preferred stock. The depositary will mail notice of redemption to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or any other method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Record Date

Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the preferred stock, or (2) the depositary shall receive notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election on our part to call for the redemption of any preferred stock, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

Amendments

We and the depositary may agree to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a Deposit Agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

The depositary may likewise terminate the Deposit Agreement if at any time 60 days shall have expired after the depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the depositary will continue (1) to collect dividends on the preferred stock and any other distributions with respect thereto and (2) to deliver the preferred stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the depositary may sell the preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit Agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the Deposit Agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF DEBT SECURITIES

All references in this section to “McKesson,” “the Company,” “we,” “our,” “us,” and other similar pronouns refer only to McKesson Corporation and not to its subsidiaries. The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“Senior Debt Securities”), our senior subordinated debt (“Senior Subordinated Debt Securities”), our subordinated debt (“Subordinated Debt Securities”) or our junior subordinated debt (“Junior Subordinated Debt Securities” and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the “Subordinated Securities”). The debt securities we offer will be issued under an indenture between us and Wells Fargo Bank, National Association, acting as trustee. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title or designation;

•	the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal and premium, if any, is payable;

•	the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal and premium, if any, or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	any provisions for the remarketing of the debt securities;

•	the trustee, if different from the existing trustee under the indenture;

•	any events of default, if different from the existing events of default under the indenture described in this prospectus;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.

Senior Debt Securities

Payment of the principal of, and premium, if any, and interest on, Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium on, if any, and interest on, Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsecured and unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Subordinated Debt Securities

Payment of the principal of, premium on, if any, and interest on, Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our unsecured and unsubordinated and Senior Subordinated Debt Securities. We will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Junior Subordinated Debt Securities

Payment of the principal of, premium on, if any, and interest on, Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our unsecured and unsubordinated, senior subordinated and subordinated debt. We will set forth in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities or property of McKesson. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person formed by such consolidation or into which we are merged or to which our assets substantially as an entirety are transferred or leased is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and, if such entity is not a corporation, a co-obligor of the debt securities is a corporation organized or existing under any such laws, and such successor corporation or person, including such co-obligor, if any, expressly assumes our obligations on the debt securities and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture, except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of McKesson or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture with respect to the debt securities of any series, means any of the following:

•	failure to pay interest for 30 days after the date payment on any debt security of such series is due and payable; provided that an extension of an interest payment period by McKesson in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security of such series when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to perform any other covenant in the indenture or the debt securities of such series (“other covenants”) for 90 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization of McKesson; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the officers’ certificate or supplemental indenture under which we issue such series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities due and payable immediately.

Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Securities may declare the entire principal amount of all of the series of Subordinated Securities due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Securities, as the case may be, then the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of McKesson occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee security or indemnity reasonably satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

We will be required to file annually with the Trustee a certificate, signed by an officer of McKesson, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of McKesson, the trustee or any other agent of McKesson or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.”

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement, the subordination provisions applicable to any Subordinated Securities will be expressly made subject to the discharge and defeasance provisions of the indenture.

We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding debt securities of the series; and

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or Subordinated Securities, as the case may be, then outstanding and affected thereby (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any Subordinated Securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium on, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in Minneapolis, Minnesota.

The indenture contains limitations on the right of the trustee, should it become a creditor of McKesson, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of McKesson or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Law and Rules 327(b).

DESCRIPTION OF WARRANTS

General

We may issue debt warrants for the purchase of debt securities or stock warrants for the purchase of preferred stock or common stock.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, including the forms of certificates representing the warrants reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant are filed as exhibits to the registration statement of which this prospectus forms a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. The following summary of certain provisions of the warrants, warrant agreements and warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the warrant agreements and warrant certificates, including the definitions therein of certain terms.

Debt Warrants

General. Reference is made to the applicable prospectus supplement for the terms of debt warrants in respect of which this prospectus is being delivered, the debt securities warrant agreement relating to such debt warrants and the debt warrant certificates representing such debt warrants, including the following:

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such debt warrants and the procedures and conditions relating to the exercise of such debt warrants;

•	the designation and terms of any related debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	the date, if any, on and after which such debt warrants and any related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased upon such exercise;

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	a discussion of the material U.S. federal income tax considerations applicable to the ownership or exercise of debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of such debt warrants, if any; and

•	any other terms of the debt warrants.

The debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to any payments of principal and premium, if any, and interest, if any, on the debt securities purchasable upon such exercise.

Exercise of Debt Warrants. Each debt warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the debt warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, debt warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised debt warrants will become void.

Debt warrants may be exercised as set forth in the applicable prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Stock Warrants

General. Reference is made to the applicable prospectus supplement for the terms of stock warrants in respect of which this prospectus is being delivered, the stock warrant agreement relating to such stock warrants and the stock warrant certificates representing such stock warrants, including the following:

•	the type and number of shares of preferred stock or common stock purchasable upon exercise of such stock warrants and the procedures and conditions relating to the exercise of such stock warrants;

•	the date, if any, on and after which such stock warrants and related offered securities will be separately tradeable;

•	the offering price of such stock warrants, if any;

•	the initial price at which such shares may be purchased upon exercise of stock warrants and any provision with respect to the adjustment thereof;

•	the date on which the right to exercise such stock warrants shall commence and the date on which such right shall expire;

•	a discussion of the material U.S. federal income tax considerations applicable to the ownership or exercise of stock warrants;

•	call provisions of such stock warrants, if any;

•	any other terms of the stock warrants;

•	anti-dilution provisions of the stock warrants, if any; and

•	information relating to any preferred stock purchasable upon exercise of such stock warrants.

The stock warrant certificates will be exchangeable for new stock warrant certificates of different denominations and stock warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their stock warrants, holders of stock warrants will not have any of the rights of holders of shares of capital stock purchasable upon such exercise, and will not be entitled to any dividend payments on such capital stock purchasable upon such exercise.

Exercise of Stock Warrants. Each stock warrant will entitle the holder to purchase for cash such number of shares of preferred stock or common stock, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the stock warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, stock warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised stock warrants will become void.

Stock warrants may be exercised as set forth in the applicable prospectus supplement relating thereto. Upon receipt of payment and the stock warrant certificates properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of capital stock purchasable upon such exercise. If less than all of the stock warrants represented by such stock warrant certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and requiring us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, or stock purchase units, consisting of a stock purchase contract and either (x) senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, or (y) debt obligations of third parties, including U.S. Treasury securities, in each case, securing the holder’s obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, or prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

PLAN OF DISTRIBUTION

McKesson may sell common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts or stock purchase units in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents;

•	through a combination of any of these methods of sale; or

•	any other method permitted pursuant to applicable law.

McKesson may also sell it securities, including shares of its common stock, in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to an accompanying prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange, quotation system or over-the-counter market rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets.

For each offering of securities, the applicable prospectus supplement or other offering materials relating to the offering will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the net proceeds to McKesson from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	a stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security;

•	a syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering; and

•	a penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, McKesson will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by McKesson to one or more institutional purchasers, or through agents designated by McKesson from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by McKesson to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Other than our common stock, which is listed on the New York Stock Exchange, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom McKesson sells securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

LEGAL MATTERS

Unless otherwise stated in an accompanying prospectus supplement, Morrison & Foerster LLP, Washington, District of Columbia, will provide us with an opinion as to the legality of the securities offered under this prospectus. Counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, and the effectiveness of McKesson Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes, and expresses an unqualified opinion of the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

£450,000,000

McKesson Corporation

3.125% Notes due 2029

Prospectus Supplement

February 13, 2017

Joint Book-Running Managers

Barclays

Deutsche Bank

MUFG

UniCredit Bank

Senior Co-Managers

BofA Merrill Lynch

Citigroup

Goldman, Sachs & Co.

J.P. Morgan

Wells Fargo Securities

Co-Managers

BNP PARIBAS

HSBC

Scotiabank

TD Securities

US Bancorp

DNB Markets

ING

NatWest Markets

PNC Capital Markets LLC

Rabobank

The Williams Capital Group, L.P.